Exhibit 99.1

ProSight Global, Inc. Reports Second Quarter 2019 Results

Net Income from Continuing Operations of $8.7 million, $0.22 per Diluted Share (1), and
Adjusted Operating Income  (2) of $14.2 million, $0.36 per Diluted Share (1).

MORRISTOWN, N.J., Aug. 8, 2019 /PRNewswire/ -- ProSight Global, Inc. (NYSE: PROS) ("ProSight") today reported results for the second quarter of 2019.

Highlights for the second quarter and year to date of 2019 include:

•Gross written premiums (“GWP”) for ongoing niches (3) increased 10.8%, to $229.7 million,  as compared to the second quarter of 2018, with growth in GWP across all customer segments.

•The combined ratio was 98.1% for the second quarter of 2019.

•Net investment income increased 11.9% to $17.4 million, compared to the second quarter of 2018.

•Fully diluted book value per share  (1) grew by 17.7% to $11.63, for the six months ended June 30, 2019.

•The annualized operating return on equity was 7.9% for the second quarter of 2019 and 10.6% for the six months ended June 30, 2019, and the annualized adjusted operating return on equity (4) was 12.8% for the second quarter of 2019 and 13.1% for the six months ended June 30, 2019.

•Subsequent to the quarter, on July 25, 2019 ProSight’s shares began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol PROS and on July 29, 2019, the Company completed its Initial Public Offering.

From ProSight CEO Larry Hannon:

“Our second quarter results continue to reflect the strong underwriting profit and growth capabilities of our specialty niche portfolio.  Additionally, I am extremely proud of our employees and our distribution partners for their hard work and dedication, culminating in our recent listing on the New York Stock Exchange.  We are poised to continue to provide long term value to our customers and our shareholders as a publicly traded company.”

Net income from continuing operations was $8.7 million, or $0.22 per diluted share (1), for the second quarter of 2019, compared to $14.7 million, or $0.37 per diluted share (1), for the second quarter of 2018. The decrease in net income primarily resulted from an increase in other expenses of $7.2 million, due to costs associated with the transition of our former Chief Executive Officer, partially offset by an increase in net investment income of $1.9 million.  Adjusted operating income (2) was $14.2 million, or $0.36 per diluted share (1) for the second quarter of 2019, compared to $14.1 million, or $0.36 per diluted share (1), for the second quarter of 2018.

Total ongoing GWP (3) were $229.7 million for the second quarter of 2019, compared to $207.3 million for the second quarter of 2018, an increase of 10.8%.  Ongoing GWP (3) growth was driven by strong growth within the Consumer Services (+33.5%), Construction (+22.2%), and Marine and Energy (+10.1%) customer segments.  Other GWP (3) were $5.3 million for the second quarter of 2019, compared to $15.3 million for the second quarter of 2018, the decrease driven by the exit from the excess workers compensation niche.  GWP including Other (3), increased 5.6% for the second quarter of 2019 when compared to the second quarter of 2018.

Underwriting income  (2) was $3.8 million for the second quarter of 2019, compared to $5.1 million for the second quarter of 2018.  The combined ratio for the second quarter of 2019 was 98.1%, compared to 97.2% for the second quarter of 2018.  The increase in the combined ratio was due to an increase in the loss and loss adjustment expense (“LAE”) ratio, partially offset by a decrease in the expense ratio, as discussed below:

•The loss and LAE ratio was 62.8% for the second quarter of 2019, compared to 60.0% for the second quarter of 2018.  Excluding the effect of the Whole Account Quota Share (the “WAQS”), the adjusted loss and LAE ratio (6) was 61.7% for the second quarter of 2019, compared to 59.9% for the second quarter of 2018.  The second quarter of 2019 included favorable prior period reserve development of $2.7 million (1.3 percentage points) compared to $1.3 million (0.8 percentage points) of favorable prior period reserve development in the second quarter of 2018.  Catastrophe losses were $3.0 million (1.5 percentage points) in the second quarter of 2019, compared to no catastrophe losses in the second quarter of 2018.

•The expense ratio was 35.3% for the second quarter of 2019, compared to 37.2% in the second quarter of 2018.   Excluding the effect of the WAQS, the adjusted expense ratio (6) was 36.4% for the second quarter of 2019 compared to 37.3% in the second quarter of 2018.  Excluding the WAQS, the policy acquisition expense ratio was 23.6% in the second quarter of 2019, compared to 23.8% in the second quarter of 2018 and general & administrative expense ratio was 12.8% in the second quarter of 2019 compared to 13.5% in the second quarter of 2018.

Net investment income increased by 11.9% to $17.4 million for the second quarter of 2019, from $15.5 million for the second quarter of 2018.  The increase in net investment income was driven by an increase in the size of the investment portfolio.  Total cash and invested assets were $2.1 billion at June 30, 2019, growth of 16.7%, from $1.8 billion at December 31, 2018.  The net annualized yield on total cash and investments was 3.5% for the second quarter of 2019, compared to 3.7% for the second quarter of 2018.  Realized investment gains for the second quarter of 2019 were $0.1 million, compared to realized investment gains of $0.7 million for the second quarter of 2018.

Total stockholders’ equity was $459.0 million as of June 30, 2019, compared to $389.8 million as of December 31, 2018.  Tangible stockholders’ equity  (5)  was $429.7 million as of June 30, 2019, compared $360.6 million as of December 31, 2018. The increases in total stockholders’ equity and tangible stockholders’ equity were driven by net income produced for the six months ended June 30, 2019, coupled with a meaningful increase in accumulated other comprehensive income (“AOCI”) of $51.2 million.

Fully diluted book value per share  (1) grew by 17.7% to $11.63 at June 30, 2019, compared to $9.88 at December 31, 2018. Fully diluted tangible book value per share (1) (5) increased by 19.1% to $10.89 at June 30, 2019, compared to $9.14 at December 31, 2018.

(1). All per share amounts have been restated to give effect to the reorganization of ProSight on July 25, 2019 (see “Reorganization”) but the information shown here does not reflect the $51.6 million of net proceeds received by ProSight in its Initial Public Offering completed on July 29, 2019.

(2). Adjusted Operating Income and Underwriting Income are non-GAAP measures. See “Reconciliation of Non-GAAP Measures”.

(3). Total GWP for the second quarter of 2019 including Other were $235.0 million. Total GWP for the six months ended June 30, 2019 including Other were $490.9 million. Other includes GWP from certain niches that are no longer part of our ongoing business. All GWP from exited niches are included in “Other” which consists of (i) primary and excess workers’ compensation coverage for Self-Insured Groups (ii) niches exited prior to 2018, many with a concentration in commercial auto, (iii) fronting arrangements in which all premium written is ceded to a third party, (iv) participation in industry pools, and (v) emerging new business customer segments.

(4). Adjusted operating return on equity is a non-GAAP measure   Adjusted operating return on equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

(5). Tangible stockholders’ equity and fully diluted tangible book value per share are non-GAAP measures. Tangible stockholders’ equity is total common stockholders’ equity excluding the value of goodwill and other intangible assets.  Fully diluted tangible book value per share is total common stockholders’ equity excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding, unvested restricted shares, and vested not issued shares. See “Reconciliation of Non-GAAP Measures”.

(6). Adjusted loss and LAE ratio and adjusted expense ratio are non-GAAP financial measures. We define adjusted loss and LAE ratio and adjusted expense ratio as the corresponding ratio (calculated in accordance with GAAP) excluding the effects of the WAQS. We use these adjusted ratios as internal performance measures in the management of our operations because we believe they give our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Our adjusted loss and LAE ratio and adjusted expense ratio should not be viewed as substitutes for our loss and LAE ratio, expense ratio and combined ratio, respectively.

About ProSight

Founded in 2009 and headquartered in Morristown, New Jersey, ProSight Global, Inc. is an innovative property and casualty insurance company that designs unique insurance solutions to help customers improve their business and realize value from their insurance purchasing decision. The company focuses on select niche industries, deploying differentiated underwriting and claims expertise with the goal of enhancing each customer’s operating performance.  ProSight’s products are sold through a limited and select group of retail and wholesale distribution partners.  Each of ProSight’s regulated insurance company subsidiaries are rated “A-” (Excellent) by A.M. Best. To learn more about ProSight visit www.prosightspecialty.com.

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements include statements relating to future developments in ProSight business or expectations for ProSight’s future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “should,” “seek,” “continue,” and other words and terms of similar meaning.  ProSight’s management believes that these forward-looking statements are reasonable as of the time made.  However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made.  Except as required by law, ProSight undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. ProSight cautions you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this release.  For a discussion of some of the risks and important factors that could affect ProSight’s future results and financial condition, see our filings with the U.S. Securities and Exchange Commission (“SEC”) filings, including, but not limited to, the risks and uncertainties included under the captions “Risk Factors” in our ProSight’s Quarterly Report on Form 10-Q for the period ended June 30, 2019 filed on August 8, 2019.  References to “we,” “us,” “our,” the “Company” and “ProSight”, refer to ProSight Global, Inc. and its consolidated subsidiaries.

Reorganization

ProSight was incorporated in Delaware in 2010.  Prior to July 25, 2019, ProSight was a wholly-owned subsidiary of ProSight Global Holdings Limited (“PGHL”), a Bermuda holding company.  Effective July 25, 2019, PGHL merged with and into ProSight, with ProSight surviving the merger. As a result of the merger, all shares of PGHL then outstanding were converted into the right to receive, without interest, 6.46 shares of ProSight for each share of PGHL. All share and per share amounts in this release have been restated to give effect to this conversion, including reclassifying an amount equal to the change in value of common stock to additional paid-in capital, as of the stated period or date.  Further details regarding this merger and related reorganization transactions are included in ProSight’s Quarterly Report on Form 10-Q for the period ended June 30, 2019 filed on August 8, 2019

Non-GAAP Financial Measures

In presenting ProSight Global, Inc.’s results, management has included financial measures that are not calculated under standards or rules that comprise of U.S. generally accepted accounting principles (“GAAP”). Such measures, including underwriting income,  adjusted operating income,  adjusted operating return on equity, adjusted loss and LAE excluding WAQS, adjusted expense ratio excluding WAQS, adjusted combined ratio excluding WAQS, and tangible stockholders’ equity are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP.  Reconciliations of these non-GAAP financial measures to the most comparable GAAP figures are included at the end of this press release.

Media:	Institutional Investors:
Joe Hathaway	Dean Evans
JHathaway@prosightspecialty.com	DEvans@prosightspecialty.com
973.532.1706	973.532.1440

PROSIGHT GLOBAL, INC.

CONSOLIDATED BALANCE SHEETS

($  in thousands, except per share data)

	(Unaudited)	(As Restated)
	June 30	December 31
	2019	2018
Assets
Investments:
Fixed income securities, available-for-sale at fair value (amortized cost $1,855,160 in 2019 and $1,729,755 in 2018)	$1,883,989	$1,693,382
Commercial levered loans at amortized cost (fair value $16,168 in 2019 and $15,858 in 2018)	16,549	16,915
Limited partnerships and limited liability companies at fair value (cost $58,387 in 2019 and $51,903 in 2018)	62,351	53,432
Short-term investments	49,824	36,661
Total investments	2,012,713	1,800,390

Cash and cash equivalents	34,241	22,279
Restricted cash	8,929	7,621
Accrued investment income	13,314	12,279
Premiums and other receivables, net	196,128	200,347
Receivable from reinsurers on paid losses	9,927	12,428
Reinsurance receivables on unpaid losses	210,021	185,295
Deferred policy acquisition costs	101,740	93,613
Prepaid reinsurance premiums	59,218	44,626
Net deferred income taxes	13,724	33,239
Goodwill and net intangible assets	29,204	29,219
Fixed assets and capitalized software, net	38,145	39,001
Funds withheld related to sale of affiliate	19,534	19,397
Other assets	33,328	57,653
Assets of discontinued operations	19,278	19,719
Total assets	$2,799,444	$2,577,106

Liabilities
Reserve for unpaid losses and loss adjustment expenses	$1,483,660	$1,396,812
Reserve for unearned premiums	472,907	435,933
Ceded reinsurance payable	15,987	13,281
Notes payable, net of debt issuance costs	182,517	182,355
Funds held under reinsurance agreements	72,362	63,165
Other liabilities	91,293	73,474
Liabilities of discontinued operations	21,768	22,256
Total liabilities	2,340,494	2,187,276

Stockholders’ equity (1)
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 38,864,289 shares issued and 38,851,369 shares outstanding	389	389
Paid-in capital	603,163	607,260
Accumulated other comprehensive income (loss)	28,844	(22,315)
Retained deficit	(173,246)	(195,304)
Treasury shares - at cost (12,920 shares)	(200)	(200)
Total stockholders’ equity	458,950	389,830
Total liabilities and stockholders’ equity	$2,799,444	$2,577,106

(1). All share amounts have been restated to give effect to the reorganization of ProSight on July 25, 2019. See “Reorganization”.

PROSIGHT GLOBAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($  in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Revenues:
Net premiums earned	$202,480	$183,123	$398,088	$350,579
Net investment income	17,398	15,548	34,556	29,257
Realized investment gains, net	137	686	250	399
Other income	97	168	190	336
Total revenues	220,112	199,525	433,084	380,571

Expenses:
Net losses and loss adjustment expenses incurred	127,115	109,933	245,448	211,787
Policy acquisition expenses	45,533	43,253	92,106	81,624
General and administrative expenses	26,028	24,880	53,222	50,102
Interest expense	3,147	3,084	6,509	6,115
Other expense	7,170	—	7,170	—
Total expenses	208,993	181,150	404,455	349,628

Income from continuing operations before income taxes	11,119	18,375	28,629	30,943

Income tax provision:
Current	82	(397)	223	(404)
Deferred	2,341	4,120	6,015	6,685
Total income tax expense	2,423	3,723	6,238	6,281

Net income from continuing operations	8,696	14,652	22,391	24,662

Discontinued operations:
Net (loss) income from discontinued operations	(78)	(198)	(333)	587

Net income	$8,618	$14,454	$22,058	$25,249

Return on equity	7.9%	16.0%	10.6%	13.2%

Adjusted operating income	$14,228	$14,110	$27,858	$24,347

Adjusted operating return on equity	12.8%	15.4%	13.1%	13.1%

(1). Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

(2). Adjusted Operating Income is a non-GAAP measure. See “Reconciliation of Non-GAAP Measures”.

(3). Adjusted operating return on equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

PROSIGHT GLOBAL, INC.

SUPPLEMENTARY UNDERWRITING INFORMATION (UNAUDITED)

($ in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018

Gross written premiums	$235,032	$222,555	$490,870	$471,975
Net written premiums	210,568	213,035	420,470	474,387
Net premiums earned	202,480	183,123	398,088	350,579

Net losses and LAE	127,115	109,933	245,448	211,787
Catastrophe loss and LAE	3,000	—	3,000	—
Favorable prior period development	(2,733)	(1,335)	(3,128)	(2,605)
Underwriting, acquisition, and insurance expenses	71,561	68,133	145,328	131,726
Policy acquisition expenses	45,533	43,253	92,106	81,624
General and administrative expenses	26,028	24,880	53,222	50,102

Underwriting income	$3,804	$5,057	$7,312	$7,066

Underwriting Ratios

Ex-Cat current accident year loss and LAE ratio	62.6%	60.8%	61.7%	61.2%
Catastrophe loss and LAE ratio	1.5%	0.0%	0.8%	0.0%
Favorable prior period development ratio	(1.3)%	(0.8)%	(0.8)%	(0.8)%
Loss and LAE ratio	62.8%	60.0%	61.7%	60.4%

Policy acquisition expense ratio	22.5%	23.7%	23.1%	23.3%
General and administrative expense ratio	12.8%	13.5%	13.4%	14.3%
Expense ratio	35.3%	37.2%	36.5%	37.6%

Combined ratio	98.1%	97.2%	98.2%	98.0%

(1). The Supplementary Underwriting Information includes the impact of “the WAQS.” See “Factors Affecting Our Results of Operations” on the following page excluding the impact of “the WAQS.”

PROSIGHT GLOBAL, INC.

FACTORS AFFECTING THE RESULTS OF OPERATIONS (WAQS) (UNAUDITED)

($  in thousands)

	Three Months Ended June 30, 2019			Three Months Ended June 30, 2018
	Including	Effect of	Excluding	Including	Effect of	Excluding
($ in thousands)	WAQS	WAQS	WAQS	WAQS	WAQS	WAQS
GWP	$235,032	$—	$235,032	$222,555	$—	$222,555
Ceded written premiums	(24,464)	—	(24,464)	(9,520)	18,831	(28,351)
Net written premiums	$210,568	$—	$210,568	$213,035	$18,831	$194,204
Net retention(1)	89.6%	—	89.6%	95.7%	—	87.3%
Net earned premiums	$202,480	$—	$202,480	$183,123	$(1,368)	$184,491
Losses and LAE	127,115	2,255	124,860	109,933	(642)	110,575
Underwriting, acquisition and insurance expenses	71,561	(2,255)	73,816	68,133	(624)	68,757
Underwriting income (loss)(2)	$3,804	$—	$3,804	$5,057	$(102)	$5,159
Loss and LAE ratio	62.8%	—	—	60.0%	46.9%	—
Expense ratio	35.3%	—	—	37.2%	45.6%	—
Combined ratio	98.1%	—	—	97.2%	92.5%	—
Adjusted loss and LAE ratio(3)	—	—	61.7%	—	—	59.9%
Adjusted expense ratio(3)	—	—	36.4%	—	—	37.3%
Adjusted combined ratio(3)	—	—	98.1%	—	—	97.2%

	Six Months Ended June 30, 2019			Six Months Ended June 30, 2018
	Including	Effect of	Excluding	Including	Effect of	Excluding
($ in thousands)	WAQS	WAQS	WAQS	WAQS	WAQS	WAQS
GWP	$490,870	$—	$490,870	$471,975	$—	$471,975
Ceded written premiums	(70,400)	3	(70,403)	2,412	68,800	(66,388)
Net written premiums	$420,470	$3	$420,467	$474,387	$68,800	$405,587
Net retention(1)	85.7%	—	85.7%	100.5%	—	85.9%
Net earned premiums	$398,088	$3	$398,085	$350,579	$(14,544)	$365,123
Losses and LAE	245,448	2,207	243,241	211,787	(8,548)	220,335
Underwriting, acquisition and insurance expenses	145,328	(2,205)	147,533	131,726	(4,906)	136,632
Underwriting income (loss)(2)	$7,312	$1	$7,311	$7,066	$(1,090)	$8,156
Loss and LAE ratio	61.7%	—	—	60.4%	58.8%	—
Expense ratio	36.5%	—	—	37.6%	33.7%	—
Combined ratio	98.2%	—	—	98.0%	92.5%	—
Adjusted loss and LAE ratio(3)	—	—	61.1%	—	—	60.4%
Adjusted expense ratio(3)	—	—	37.1%	—	—	37.4%
Adjusted combined ratio(3)	—	—	98.2%	—	—	97.8%

(1). The ratio of net written premiums to gross written premiums.

(2). Underwriting income is a non-GAAP measure.  See “Reconciliation of Non-GAAP Financial Measures”

(3). Adjusted loss and LAE ratio, adjusted expense ratio and adjusted combined ratio are non-GAAP financial measures. We define adjusted loss and LAE ratio, adjusted expense ratio and adjusted combined ratio as the corresponding ratio (calculated in accordance with GAAP) excluding the effects of the WAQS. We use these adjusted ratios as internal performance measures in the management of our operations because we believe they give our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Our adjusted loss and LAE ratio, adjusted expense ratio and adjusted combined ratio should not be viewed as substitutes for our loss and LAE ratio, expense ratio and combined ratio, respectively.

PROSIGHT GLOBAL, INC.

SHARE AND PER SHARE INFORMATION (UNAUDITED)

	(Unaudited)	(As Restated)
	June 30	December 31
	2019	2018
Shares Outstanding	38,851,369	38,851,369
Fully Diluted Shares Outstanding	39,454,929	39,454,929

Book Value Per Share(2)	$11.81	$10.03
Book Value Per Share (Fully Diluted)(2)	$11.63	$9.88
Tangible Book Value Per Share(2)	$11.06	$9.28
Tangible Book Value Per Share (Fully Diluted)(2)	$10.89	$9.14

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Weighted Average Basic Shares Outstanding	38,851,369	38,742,842	38,851,369	38,742,842
Weighted Average Diluted Shares Outstanding	39,454,929	39,440,938	39,454,929	39,440,938

Earnings per Share - Basic:
Net income (loss) from continuing operations	$0.22	$0.38	$0.58	$0.64
Adjusted operating income(1)	$0.37	$0.36	$0.72	$0.63

Earnings per Share - Diluted:
Net income (loss) from continuing operations	$0.22	$0.37	$0.57	$0.63
Adjusted operating income(1)	$0.36	$0.36	$0.71	$0.62

Adjusted operating return on equity (ROE)(3)	12.8%	15.4%	13.1%	13.1%
Adjusted operating return on tangible equity (ROTE)(3)	13.8%	16.5%	14.1%	14.1%

(1). Adjusted operating income is a non-GAAP measure. See “Reconciliation of Non-GAAP Financial Measures”.

(2). Book value per share is total common stockholders’ equity divided by the number of common shares outstanding. Tangible book value per share is total common stockholders’ equity excluding value of goodwill and other intangible assets divided by the number of common shares outstanding.  Fully diluted book value per share is total common stockholders’ equity divided by the number of common shares outstanding, unvested restricted shares, and vested not issued shares.   Fully diluted tangible book value per share is total common stockholders’ equity excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding,  unvested restricted shares, and vested not issued shares.

(3). Adjusted operating return on equity is the annualized value of adjusted operating income divided by average total stockholders’ equity for the two most recent sequential periods.  Adjusted operating return on tangible equity is the annualized value of adjusted operating income divided by average total stockholders’ equity excluding goodwill and other intangible assets for the two most recent sequential periods.

(4). All share and per share amounts have been restated to give effect to the reorganization of ProSight on July 25, 2019. See “Reorganization”.

PROSIGHT GLOBAL, INC.

GROSS WRITTEN PREMIUM BY CUSTOMER SEGMENT (UNAUDITED)

($  in millions)

	Three Months Ended June 30			Six Months Ended June 30
	2019	2018	% Change	2019	2018	% Change
Construction	$32.5	$26.6	22.2%	$55.8	$49.5	12.7%
Consumer Services	37.9	28.4	33.5%	65.4	50.3	30.0%
Marine and Energy	20.8	18.9	10.1%	36.8	34.2	7.6%
Media and Entertainment	39.3	38.0	3.4%	76.8	78.2	(1.8)%
Professional Services	29.1	27.9	4.3%	58.7	57.5	2.1%
Real Estate	46.6	44.1	5.7%	75.3	72.0	4.6%
Transportation	23.5	23.4	0.4%	57.5	50.4	14.1%
Customer Segments Subtotal	229.7	207.3	10.8%	426.3	392.1	8.7%

Other	5.3	15.3	(65.4)%	64.6	79.9	(19.1)%
Total GWP	$235.0	$222.6	5.6%	$490.9	$472.0	4.0%

Reconciliation of Non-GAAP Financial Measures

(1). Underwriting income is a non-GAAP financial measure that we believe is useful in evaluating our underwriting performance without regard to investment income. Underwriting income represents the pre-tax profitability of our insurance operations and is derived by subtracting losses and LAE and underwriting, acquisition and insurance expenses from net earned premiums. We use underwriting income as an internal performance measure in the management of our operations because we believe it gives us and users of our financial information useful insight into our results of operations and our underlying business performance. Underwriting income should not be considered in isolation or viewed as a substitute for net income calculated in accordance with GAAP, and other companies may calculate underwriting income differently.

Net income for the three and six months ended June 30, 2019 and 2018 reconciles to underwriting income as follows:

	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2019	2018	2019	2018
Net income from continuing operations	$8,696	$14,652	$22,391	$24,662
Income tax expense	2,423	3,723	6,238	6,281
Income before taxes	11,119	18,375	28,629	30,943

Net investment income	17,398	15,548	34,556	29,257
Net investment gains	137	686	250	399
Interest and other expense, net	10,220	2,916	13,489	5,779

Underwriting income	$3,804	$5,057	$7,312	$7,066

(2). Adjusted operating income is a non-GAAP financial measure that we use as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and underlying business performance, by excluding items that are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future. Adjusted operating income should not be considered in isolation or viewed as a substitute for our net income calculated in accordance with GAAP. Other companies may calculate adjusted operating income differently.

Adjusted operating income for the three and six months ended June 30, 2019 and 2018 reconciles to net income as follows:

	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2019	2018	2019	2018
Net income from continuing operations	$8,696	$14,652	$22,391	$24,662
Income tax expense	2,423	3,723	6,238	6,281
Income before taxes	11,119	18,375	28,629	30,943

Transition expense and Net investment (gains) losses	7,033	(686)	6,920	(399)
Adjusted operating income before taxes	18,152	17,689	35,549	30,544

Less: income tax expense on adjusted operating income	3,924	3,579	7,691	6,197

Adjusted operating income	$14,228	$14,110	$27,858	$24,347

(3). Tangible stockholders’ equity is a non-GAAP financial measure. We define tangible stockholders’ equity as stockholders’ equity less goodwill and intangible assets. Our definition of tangible stockholders’ equity may not be comparable to that of other companies, and it should not be viewed as a substitute for stockholders’ equity calculated in accordance with GAAP. We use tangible stockholders’ equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure.

Stockholders’ equity at June 30, 2019 and December 31, 2018 reconciles to tangible stockholders’ equity as follows:

	June 30, 2019	December 31, 2018
($ in thousands)
Stockholders’ equity	$458,950	$389,830
Less: Intangible assets	29,204	29,219
Tangible stockholders’ equity	$429,746	$360,611
Book value per share	$11.81	$10.03
Tangible book value per share	$11.06	$9.28